EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Intcomex, Inc.’s owns 100% of all principal subsidiaries as of December 31, 2011, including the following:

	Subsidiary Name	Jurisdiction
1.	Intcomex, Holdings, LLC	Delaware
2.	Intcomex International Holdings Cooperatief U.A.	Netherlands
3.	Intcomex Holdings SPC-I, LLC	Delaware and Mexico (dually-formed)
4.	Comercializadora Intcomex S.A. de C.V.	Mexico
5.	IFC International, LLC	Delaware
6.	Software Brokers of America, Inc.	Florida
7.	Accvent LLC	Florida
8.	FORZA Power Technologies LLC	Florida
9.	KLIP Xtreme LLC	Florida
10.	NEXXT Solutions LLC	Florida
11.	IXLA Holdings, Ltd.	Cayman Islands
12.	Intcomex Latin America Finance Corp.	Cayman Islands
13.	Intcomex Argentina S.R.L.	Argentina
14.	Intcomex S.A.	Chile
15.	Intcomex Iquique S.A.	Chile
16.	Intcomex del Ecuador, S.A.	Ecuador
17.	Hurricane Systems, S.A.	Ecuador
18.	Intcomex Colombia LTDA	Colombia
19.	Brightpoint de Colombia Ltd	British Virgin Islands
20.	Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A.	Costa Rica
21.	Intcomex El Salvador, S.A.	El Salvador
22.	Intcomex de Guatemala, S.A.	Guatemala
23.	Brightpoint de Guatemala S.A.	Guatemala
24.	Intcomex Jamaica Ltd.	Jamaica
25.	Intcomex de las Americas, S.A.	Panama
26.	Computación Monrenca Panama, S.A.	Panama
27.	Intcomex Peru, S.A.C.	Peru
28.	Pontix Trading S.A. (inactive)	Uruguay
29.	Compañía de Servicios IMSC, S. de R.L. de C.V.	Mexico
30.	T.G.M., S.A.	Uruguay
31.	Latin CAS, S.D.	El Salvador
32.	Latin Service, S.A.	Guatemala